SCHEDULE 14A INFORMATION
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ENTERASYS NETWORKS, INC.
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Proxy Information
In connection with Enterasys’ solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Enterasys will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov. Shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) on the Web at www.enterasys.com, or by directing a request by mail or telephone to Enterasys Networks, Inc., 50 Minuteman Road, Andover, MA, 01810, Attention: Investor Relations; Telephone: 978-684-1473.
Enterasys and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Enterasys’ shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Enterasys’ proxy statement relating to proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Enterasys common stock as of August 30, 2005, is also set forth in the Schedule 14A filed by Enterasys on September 15, 2005, with the SEC.
This filing contains forward-looking statements regarding future events, activities and financial performance, such as management’s expectations regarding future revenue and cash flow; strategic relationships and market opportunities; product development; and other business strategies and objectives. These statements may be identified with such words as “we expect,” “we believe,” “we anticipate,” or similar indications of future expectations. These statements are neither promises nor guarantees, and actual future financial performance, events and activities may differ materially. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. We expressly disclaim any obligation to update such statements publicly to reflect changes in the expectations, assumptions, events or circumstances on which such statements may be based or that may affect the likelihood that actual results will differ materially.
Some risks and uncertainties that may cause actual results to differ materially from these forward-looking statements include, but are not limited to: risks associated with the proposed merger; worldwide and regional economic uncertainty and recent political and social turmoil may continue to negatively affect our business and revenue; we have a history of losses in recent years and may not operate profitably in the future; our quarterly operating results may fluctuate, which could cause us to fail to meet quarterly operating targets and result in a decline in our stock price; we earn a substantial portion of our revenue for each quarter in the last month of each quarter, which reduces our ability to accurately forecast our quarterly results and increases the risk that we will be unable to achieve previously forecasted results; we continue to introduce new products, and if our customers delay product purchases or choose alternative solutions, or if sales of new products are not sufficient to offset declines in sales of older products, our revenue could decline, we may incur excess and obsolete inventory charges, and our financial condition could be harmed; we may be unable to upgrade our indirect distribution channels or otherwise enhance our selling capabilities, which may hinder our ability to grow our customer base and increase our revenue; we have experienced significant changes in senior management and our current management team has been together for only a limited time, which could limit our ability to achieve our objectives and effectively operate our business; there is intense competition in the market for enterprise network equipment, which could prevent us from increasing our revenue and achieving profitability; a portion of the enterprises we sell to rely in whole or in part on public funding and often face significant budgetary pressure, and if these customers must delay, reduce or forego purchasing from us, our revenues could be harmed; we depend upon a limited number of contract manufacturers for substantially all of our manufacturing requirements, and the loss of any of our primary contract manufacturers would impair our ability to meet the demands of our customers; and those additional risks and uncertainties discussed in our most recent filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the fiscal quarter ended October 1, 2005.
This filing is the script of the employee conference call held by Mark Aslett, Chief Executive Officer of Enterasys Networks, Inc. (the “Company”), with employees of the Company.
Employee Conference Call
November 14, 2005

FINAL
Mark Aslett:
Hello everyone, and thank you for joining me.
As I said in my e-mail earlier today, we’ve taken an important step to accelerate the growth of Enterasys. This morning we announced that Enterasys has agreed to be acquired by a group of private equity investors. Since then I’ve spoken to many of you and the reactions have been very favorable. Of course, there are questions about how our going private will affect the future of the Company.
Since many of these questions have been similar in nature, I thought it would make sense to structure this conference call around those questions. And I’m glad that you are able join us.
Before I walk you through the questions and answers, some brief background on the transaction itself.
Enterasys has signed a definitive agreement to be acquired by an investment group led by The Gores Group and Tennenbaum Capital Partners. Under the terms of the agreement, each outstanding share of Enterasys common stock will be converted into the right to receive $13.92 in cash. That’s a premium of 32 percent over the closing price on the New York Stock Exchange on November 11, 2005. We currently expect to close the deal in the first quarter of fiscal 2006, subject to approval by our shareholders and other customary closing conditions, including regulatory approvals.
The vision of the Gores and Tennenbaum team dovetails very nicely with ours. Both investment firms have established track records of successfully working with management to grow companies in the technology space. In addition to helping us pursue organic growth with our customers and partners, we believe the transaction creates a platform that will enable Enterasys to now actively participate in future networking industry consolidation.
The management team and I believe this is good news for all of us at Enterasys. The investor group’s long-term interests are closely aligned with ours, since the overall success of the transaction depends largely on growing the business rather than eliminating jobs and products, or reducing service and support levels.
We don’t expect the transaction to have any immediate impact on the company’s operations or product roadmap, on employee compensation or on our relationships with customers and partners.
On a day-to-day basis, it will continue to be business-as-usual here at Enterasys. The current senior management team will continue to lead the Company as an independent business, and our headquarters will remain in Andover. Most important, we remain committed to serving our customers’ needs with Secure Networks solutions and to providing them with the high levels of support on which we’ve built our reputation.
We’re all excited about this next chapter in the Company’s history, but it’s important that over the coming months we all focus on the task at hand—which is to deliver strong results in Q4 and next year.
I’ll now address some of the most frequently asked questions, starting with the most basic of all, which is, “Why did this private equity group decide to invest in us? The answer has several parts. We’ve successfully repositioned the company’s strategy and business model, and achieved an industry leadership position with Secure Networks. We believe we have the networking industry’s most up-to-date product and solutions portfolio, focused completely on our differentiated embedded security capabilities. And that’s because, over the past two years, we’ve fully refreshed the entire product line. We have a loyal and growing customer base, and a strong intellectual property position. We have a capable and experienced management team. And we’ve substantially completed an operational restructuring that’s essentially returned the company to profitability.
We believe Enterasys is an attractive investment to the Gores and Tennenbaum group because we’ve entered a new organic growth phase and the Company represents an excellent platform for participating in industry consolidation. And last—but certainly not least—we have a talented and dedicated workforce.

That’s what Gores and Tennenbaum see in us. Having said that, I know that many of you are wondering how going private will affect your job.
For virtually all of our employees, we expect that day-to-day responsibilities and activities will not change. As you know, we’ve been working hard to reposition Enterasys and accelerate our path to profitability for the past two years. Restructuring and lay-offs have been a part of that. However, our Q3 results demonstrate that we’re moving out of that phase, which is one of the key reasons why the Gores and Tennenbaum group sees Enterasys as an attractive opportunity.
We expect to follow through on the remaining actions in the restructuring plan that we announced during our investor conference call back in April. However, this transaction is primarily about accelerating our growth and not—we believe—about restructuring, layoffs, reducing customer service levels or cutting product development activities. Our new partners are just as committed as we are to growing the business and creating a new and successful chapter in the Company’s history.
Another common question is whether compensation or benefits will change.
The new investors have agreed that, for at least 12 months following the closing of the transaction, our existing compensation and benefits plans, and terms and conditions of employment will not change—other than in the ordinary course of our annual business planning, employment reviews, the renewal of benefit plans and the like. At the end of 12 months, the management team will assess the competitiveness of our compensation and benefits programs and make recommendations to the board of directors, just as we do today.
I know that some of you want to know more about private equity firms—and The Gores Group in particular—so let me address that subject next.
A private equity firm raises private capital from institutions and wealthy investors and invests that capital in both public and private companies across many different industries.
In our case, a group of private equity firms was formed so that they could pool their capital to make a sizable investment in Enterasys. The Gores Group and Tennenbaum Capital are leading the group. You can find more information about both firms in today’s news release, or by going to their respective Web sites.
Some of you may recall that Gores was the firm that purchased Aprisma from Enterasys a few years ago. However, this transaction is completely different from that one, for a number of important reasons. First, Aprisma was purchased as a distressed entity and needed to go through a significant reorganization. That is obviously not the case with Enterasys, since we have already done that. Second, since the Aprisma transaction, Gores has formed a more traditional private equity investment fund that includes outside investors and focuses on growth-oriented businesses, in addition to undervalued companies. Gores views Enterasys as a great growth investment.
There’s obviously considerable interest in what the transaction means for our business going forward also. For instance, some of you are wondering whether there will be any changes in our product roadmap.
The new investors support our business model and our strategic direction—which is to strengthen our position as the world leader in secure networking technology. They want us to continue what we have been doing, but do it better and faster.
On the sales side, our field sales force, two-tier distribution model and our relationships with large systems integrator partners are solid and we will work to make them even more effective going forward.
Returning to the transaction itself, some of you have asked why management decided to go private now—at a time when the Company appears to have turned the corner financially. And so you’re wondering, “What are the advantages to being a privately held company?”
Let me put it this way. When you run a public company, you often have to make trade-offs between short-term performance and long-term investments. Going forward, we will still have to make tradeoffs as a private company, but we will have much greater flexibility to put more emphasis on the long term. And that’s good for employees, as well as our customers and partners. As a private company, we believe that we will be in a better position to accelerate our growth, in addition to being an active participant in future networking industry consolidation.
When outside investors come in, there is always the question, “Will they break up the company?” We firmly believe that our new investors have no such plan. Gores, Tennenbaum and the other member of the group typically hold on to the companies they acquire for several years. But this is much more than just a buy-and-hold strategy. It’s a strategy geared toward generating growth and greater value. And we’re pleased to be working with investors who share our long-term horizon.
Some of you have asked what will happen to senior management. The team will remain in place, and I will continue as president and CEO and will be a member of the new board of directors. The entire management group is committed to making this a success.
Finally, let me address one of the more interesting questions I received this morning, which is: “Mark, how do you feel about the deal personally?”
The answer to that is very simple: I couldn’t be more pleased. I firmly believe that Enterasys will benefit from the financial backing and insight that our new investors bring to the table. They have tremendous experience and a great track record of success in the technology sector. I expect Enterasys to share that same success. Our future partners believe—as we all do—that Enterasys has excellent prospects for future growth.
Now I’d like to hand the call over to Kevin Flanagan, who has some important information about the proxy process:
KEVIN:
Thanks, Mark. In connection with Enterasys’ solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Enterasys will file with the Securities and Exchange Commission, and will furnish to its shareholders, a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov.
Shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) on the Web at www.enterasys.com, or by directing a request by mail or telephone to Enterasys Networks, Inc., 50

Minuteman Road, Andover, MA, 01810, Attention: Investor Relations; Telephone: 978-684-1473.
Enterasys and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Enterasys’ shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Enterasys’ proxy statement relating to proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Enterasys common stock as of August 30, 2005, is also set forth in the Schedule 14A filed by Enterasys on September 15, 2005, with the SEC. Mark—
MARK:
With that, I’ll close simply by thanking you for listening. We will be distributing a list of frequently asked questions for your use shortly.
Look for an e-mail invitation to attend a meeting or conference call tomorrow with myself and Mark Stone of Gores. In the meantime, if you have any other questions, please contact your manager or HR representative, who will forward your question to the appropriate person.
Again, this is great news for all of us at Enterasys.

Operator, this concludes our call.